EPID-#4412589-v3 Confidential WITHOUT PREJUDICE SUBJECT TO CONTRACT Dated 20 December 2022 BAKER HUGHES ENERGY TECHNOLOGY UK LTD and NEIL SAUNDERS SETTLEMENT AGREEMENT DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9 Exhibit 10.49

DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

Contents

Clause		Page
1	Definitions and Interpretation	1
2	Termination	4
3	Share entitlements and Bonus	5
4	Payments	6
5	Tax	7
6	Resignation of offices	8
7	Secrecy	9
8	Confidential Information, intellectual property and covenants	11
9	Company property	12
10	Reference	13
11	Breach of Agreement and compensation payable to the Employee	13
12	Legal expenses	15
13	Settlement of claims	15
14	Warranty	16
15	Compliance with Legislation	19
16	Reaffirmation	20
17	Miscellaneous	21
18	Whole agreement	22
Schedule 1 Claims		25
Schedule 2 Certificate by Adviser		28
Schedule 3 Statutory Redundancy Payment		31
Schedule 4 Reaffirmation Letter		32
Schedule 5 Reaffirmation Certificate		37

WITHOUT PREJUDICE SUBJECT TO CONTRACT

EPID-#4412589-v3

1 EPID-#4412589-v3 THIS AGREEMENT is dated 20 December 2022 and is made BETWEEN: 1) BAKER HUGHES ENERGY TECHNOLOGY UK LTD a company registered in the United Kingdom at 2 High Street, Nailsea, Bristol, BS48 1BS (the Company); and 2) NEIL SAUNDERS of Charnwood House, Rankers Lane, Compton Dando, BS39 4JY WHEREAS: (A) The Employee asserts various claims against the Company arising out of the termination of the Employment including, but not limited to, unfair dismissal and breach of contract. (B) The Employee and the Company have entered into this Agreement to record and implement the terms on which they have agreed to compromise and settle such claims and any other claims which the Employee may have in connection with the Employment, or the Employment Contract, or its or their termination, or otherwise against the Company and/or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents and whether or not the claims are, or could be, in the contemplation of the parties at the time of signing the Agreement including, in particular, the statutory complaints which the Employee raises in the Agreement, however save for the Excluded Claims. (C) The Company is entering into the Agreement for itself and as agent for all its Group Companies and is duly authorised in that behalf and without any admission of liability. (D) The parties intend this Agreement and the Reaffirmation Letter to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation. IT IS AGREED as follows: 1 Definitions and Interpretation Definitions 1.1 In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and: 2022 RSUs and the RSU Payment have the meaning given to those terms in clause 3. Adviser has the meaning given in clause 13.1(a). Benefits Payment has the meaning given in clause 4. Certificate has the meaning given in clause 13.1(a). DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

2 EPID-#4412589-v3 Company’s Representative means Manjit Gill. Confidential Information means information in whatever form (including without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to and including details of suppliers and their terms of business, details of customers, clients and prospective customers and clients and their requirements, the prices charged to and terms of business with customers and clients, business plans, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, key metric information such as details of website page hits, visitors, visits, sales or orders per day, total sales volumes, average sales size, volumes of goods shipped or held in stock, customer or client acquisition costs, repeat rates and word of mouth rates and any information which the Employee either is aware or reasonably ought to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, clients, suppliers or other persons. Data Protection Legislation means the Data Protection Act 2018 and the UK GDPR (which has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018 and any legislation having similar effect in any other jurisdiction. Employment means the Employee’s employment with the Company as Executive Vice President - Oilfield Equipment the terms of which are set out in the Employment Contract. EIPIA means the Employee Innovation and Proprietary Information Agreement. Employment Contract means the employment contract entered into between the Employee and the Company (previously known as Vetco Gray UK Limited, amongst other things) dated 1 July 2009 and signed by the Employee on 4 September 2009 (as amended, replaced or superseded from time to time). Excluded Claims means any claims of the Employee relating to: a) the Employee’s enforcement of this Agreement; b) the Employee’s accrued pension entitlements; and/or c) any personal injury claims of the Employee which have not yet arisen as at the date of this Agreement (save for any personal injury claims of which the Employee could reasonably have been aware as at the date of this Agreement and/or any and all DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

3 EPID-#4412589-v3 personal injury claims under the discrimination legislation, all of which do not constitute Excluded Claims). Further Severance Payment has the meaning given in clause 4. Group Company means any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 of the Companies Act 2006 and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by section of the 1162 Companies Act 2006). LTIP means the Baker Hughes Company 2021 Long-Term Incentive Plan. Net Further Severance Payment means the total value of the Further Severance Payment, the Benefits Payment and the RSU Payment or the benefits received by the Employee pursuant to clause 3.1(c)(iii), after any deductions required by law are made, except for deductions which are refundable or which otherwise result in payments being made by any tax authority to the Employee. Outplacement Services has the meaning given to that term in clause 3. Payments has the meaning given to that term in clause 4. PILON Payment has the meaning given to that term in clause 4. Reaffirmation Certificate means the certificate in the form set out in Schedule 5 to this Agreement. Reaffirmation Letter means the agreement in the form set out in Schedule 4 to this Agreement. Severance Payment has the meaning given to that term in clause 4. STIP and the STIP Payment have the meaning given to those terms in clause 3. Termination Date means 31 January 2023 or such other date agreed between the parties in writing. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

4 EPID-#4412589-v3 Interpretation 1.2 The headings in this Agreement are inserted for convenience only and shall not affect its construction. 1.3 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it. 1.4 A reference to one gender includes a reference to other genders. 1.5 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular. 1.6 The Schedules to this Agreement form part of (and are incorporated into) this Agreement. 2 Termination 2.1 The Employment will terminate on the Termination Date by reason of redundancy. 2.2 The Employee’s contractual notice period shall commence on 1 November 2022. Between the date of this Agreement and the Termination Date the Employee shall continue to be bound by all of the terms of the Employment Contract (save as required to be amended to give effect to the terms of this Agreement) and shall continue to perform their regular duties, or such other duties as are assigned from time to time by the Company (including without limitation in relation to performing an appropriate handover of tasks and responsibilities as directed by the Company). The Company reserves the right to terminate the Employment summarily prior to the Termination Date in the event that the Employee commits an act of gross misconduct or any other act or omission which would entitle the Company to summarily terminate the Employment, and in those circumstances this Agreement will cease to have any effect and no party will have any liability to the other under this Agreement. 2.3 The Employee shall be paid any outstanding salary and contractual benefits which have accrued up to and including the Termination Date, less all deductions the Company is required to make. The Employee will either be paid a sum in lieu of any days’ accrued but untaken holiday as at the Termination Date, less all deductions the Company is required to make, or a deduction will be made from sums due to the Employee in respect of holiday taken in excess of their accrued entitlement as at the Termination Date, as appropriate. The Employee agrees and acknowledges that, save as detailed in this Agreement, the Employee has no outstanding entitlement to any benefits (including any bonus or commission) from the Company or any Group Company and that all benefits (contractual and non-contractual) shall cease with effect on and from the Termination Date. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

5 EPID-#4412589-v3 2.4 The Company will pay the Employee all outstanding expenses properly and legitimately incurred on behalf of the Company in the proper performance of the Employee’s duties to the Termination Date on production of appropriate invoices and receipts in accordance with normal Company policy or, if there is no such policy, subject to management approval, provided that such claims are submitted prior to the Termination Date. 2.5 To the extent that the Employee owes any sums to the Company and/or any Group Companies, the Company reserves the right to make an appropriate deduction from any sums payable to the Employee by the Company or any Group Company (including without limitation the Payments). 3 Share entitlements and Bonus 3.1 Without any admission of liability whatsoever and subject to, and conditional always on, in the Company’s opinion, the following conditions being satisfied in full: (a) the execution of this Agreement by the Employee and the Certificate signed by the Adviser, all returned to the Company’s Representative; (b) the execution of the Reaffirmation Letter by the Employee and the Reaffirmation Certificate by the Adviser, all returned to the Company’s Representative; and (c) compliance by the Employee in full with the terms, warranties, conditions and obligations of this Agreement and the Reaffirmation Letter (and the warranties given by the Employee pursuant to this Agreement and the Reaffirmation Letter being true and accurate), the Company agrees that: (i) it will exercise its discretion under the Baker Hughes Company Short Term Incentive Compensation Plan (“Fullstream”) (the STIP) such that, subject to the terms of the STIP the Employee may be paid an award under the STIP for the 2022 performance year, (the STIP Payment). The STIP Payment (if any) shall be determined by the Company (acting reasonably) subject to and in accordance with the rules of the STIP and based upon the 2022 performance results. The Employee will not be eligible for any further payments under the STIP; and (ii) the Employee’s entitlement in respect of restricted stock unit award(s) that were granted to the Employee prior to 2022 under the LTIP shall be determined subject to and in accordance with the rules of the LTIP. The release of any prorated long- term incentive awards shall occur on a date that is six months following the Termination Date; and (iii) it will accelerate the vesting of the Employee’s restricted stock unit award(s) granted in January 2022 (for the avoidance of doubt, not performance share unit award(s)) DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

6 EPID-#4412589-v3 under the LTIP (the 2022 RSUs) such that they vest subject to and in accordance with the rules of the LTIP (both related to vesting and more generally) (rather than lapse on the Termination Date); and (iv) by way of further compensation for loss of employment, the Company will pay for enhanced ICEO Signature Unlimited level of outplacement services specified by the Company for the Employee with LHH, provided that the Employee commences such services no later than 30 days following the Termination Date (the Outplacement Services). 3.2 Further details provided in the letter and appendix from Manjit Gill of the Company to the Employee dated 20 October 2022. 3.3 Payment of the STIP Payment (if any) and the RSU Payment (if any) shall be governed by the terms of clause 4.4. 4 Payments 4.1 Without any admission of liability whatsoever and subject to, and conditional always on, in the Company’s opinion, the following conditions being satisfied in full: (a) the execution of this Agreement by the Employee and the Certificate signed by the Adviser, all returned to the Company’s Representative; (b) the execution of the Reaffirmation Letter by the Employee and the Reaffirmation Certificate by the Adviser, all returned to the Company’s Representative; and (c) compliance by the Employee in full with the terms, warranties, conditions and obligations of this Agreement and the Reaffirmation Letter (and the warranties given by the Employee pursuant to this Agreement and the Reaffirmation Letter being true and accurate), the Company shall pay to the Employee (without admission of liability) the following amounts: (i) a sum as payment in lieu of the Employee’s basic salary for the portion of the Employee’s three months’ contractual notice period which is unexpired as at the Termination Date (the PILON Payment); and (ii) the sum of £407,000 as compensation for loss of employment (the Severance Payment). The Severance Payment is inclusive of a statutory redundancy payment of £14,846 (calculated as set out in Schedule 3); and DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

7 EPID-#4412589-v3 (iii) the GBP equivalent to $15,000 on the Termination Date, as compensation for loss of benefits (the Benefits Payment), and together the PILON Payment, the Severance Payment, the Benefits Payment, the STIP Payment (if any) and the RSU Payment (if any) are referred to as the Payments. 4.2 The Payments will be subject to any deductions the Company and/or any Group Company is required to make by applicable law and/or is permitted to make pursuant to the Employment Contract or this Agreement. The parties believe, although the Company gives no warranty as to the tax or National Insurance treatment of the Payments, that: (i) the first £30,000 of the Severance Payment can be paid without any deductions; and (ii) the balance of the Severance Payment in excess of £30,000, the PILON Payment, the Benefits Payment, the STIP Payment (if any) and the RSU Payment (if any) will be paid subject to deductions for income tax in accordance with PAYE Regulations and employee National Insurance contributions at the rates applicable when the relevant payments are made. 4.3 Any further liability to income tax or to employees’ National Insurance contributions on the Payments and on any other payments and benefits provided to the Employee pursuant to this Agreement (including without limitation the Outplacement Services) shall be the Employee’s alone and the Employee shall indemnify the Company in respect of such liability in accordance with clause 4.4(b). 4.4 Subject to the terms of this Agreement and the Reaffirmation Letter, and conditional on the Employee complying with the terms and obligations under this Agreement and the Reaffirmation Letter (and the warranties given by the Employee pursuant to this Agreement and the Reaffirmation Letter being true and accurate) and without any admission of liability whatsoever: (a) the PILON Payments, the Severance Payment and the Benefits Payment will be paid to the Employee in the next available payroll six months following the Termination Date. (b) the STIP Payment (if any) will be paid to the Employee at the same time as other participants are paid under the STIP. 4.5 The Company makes no warranty as to the taxable status of the Payments and other payments and benefits provided pursuant to this Agreement (including without limitation the Outplacement Services) and accordingly the Employee undertakes that if the Company or any of its Group Companies is called upon to account to HM Revenue & Customs (HMRC) or similar authority in any other jurisdiction for any income tax, employees’ National Insurance contributions, social security or similar liabilities, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, other than the income tax and National Insurance contributions deducted under clauses 3 and 4 (such income tax, National Insurance contributions, interest and/or penalties referred to in this Agreement as the “excess tax”), and if DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

8 EPID-#4412589-v3 the Company or any other company pays the excess tax to the HM Revenue & Customs or similar authority in any jurisdiction, the Employee will, at the written request of such company immediately pay to such company an amount equal to the excess tax (on an after-tax basis). The parties agree that for the purposes of this clause 4.5, “excess tax” shall exclude income tax and employees’ National Insurance contributions deducted by the Company or any Group Company at source and any interest and/or penalties which arise as a result of any unreasonable delay of the Company (provided the Employee has not contributed to, or caused, the default in any way) but shall include any interest and/or penalties arising from treatment of the Payments by the Company that is consistent with the parties’ belief of the correct tax treatment of the Payments set out in clauses 3 and 4. 4.6 Before the Company pays any such excess tax it will first provide the Employee with a copy of any notification that such liabilities may accrue or have arisen that it has received from the HMRC or other relevant tax authority and any other information that the Employee may reasonably require so that the Employee has an opportunity, at the Employee’s own expense, to challenge the assessment, provided always that: (i) the Employee does so within the relevant statutory time limit; and (ii) nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HMRC or other relevant tax authority. 4.7 In the event of the Employee failing to satisfy the indemnity given in this clause within thirty days of a written demand by the Company, without prejudice to any other rights and remedies of the Company, interest shall be payable on the total amount of tax, contributions, interest or penalties at a rate 2% per centum per annum above the base rate charged from time to time by The Royal Bank of Scotland plc from the date of the payment by the Company to HMRC or other relevant tax authority until repayment in full by the Employee. 5 Resignation of offices 5.1 The Employee will resign with effect on and from the Termination Date from all directorships and offices (if any) to which the Employee was appointed in connection with or by reason of the Employment or any other appointments with the Company or any of its Group Companies including (but without prejudice to the generality of the above) company secretarial appointments, committee appointments and trusteeships, and that they will do all such acts and things as the Company may reasonably require to effect such resignations. The Employee agrees that, if they fail to comply with this requirement, the Company is authorised at any time following the Termination Date to send a copy of this Agreement to the board of directors of any Group Company in which the Employee holds directorships, offices and other appointments on the Employee’s behalf as an act of resignation. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

9 EPID-#4412589-v3 6 Secrecy 6.1 The Employee undertakes that they will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Group Companies or any of its or their officers, trustees, directors, shareholders, employees or agents. 6.2 Both the Employee and the Company agree to keep the terms of this Agreement and the terms on which the Employment is terminated and the amount of any settlement and all discussions and other correspondence on this subject strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone save: (a) as permitted pursuant to clause 5.1 above and clauses 6.5 and 6.7 below; and (b) that the parties agree that an internal announcement by the Company to staff confirming that the Employee is leaving or has left the Company, thanking the Employee for their contribution to the Company and wishing them the best for the future, and any external statements confirming that the Employee is leaving or has left the Company, shall not put the Company in breach of this clause. 6.3 The Employee agrees not to make or cause to be made (directly or indirectly) any statement to the media concerning the Employment, or any directorship and offices, or its or their termination without the prior written consent of the Company (or as may be required by law). The Employee also agrees to update promptly any entry on any social networking site to reflect the fact that the Employment (and any directorships and offices) have terminated with effect from the Termination Date. 6.4 The Employee agrees not to: (i) conduct themselves following the Termination Date in any way which is inconsistent with having surrendered their authority, whether in matters of the internal administration of the Company or any other Group Company or externally; and (ii) represent themselves as being employed by, or connected in any way with, the Company or any other Group Company following the Termination Date. 6.5 Without prejudice to the generality of clauses 6.1 to 6.4, the Employee warrants that they have not prior to the date of this Agreement disclosed, and shall not thereafter (whether before, on or after the Termination Date) disclose, to anyone any details of the transformation/ restructuring plans of the Company and any Group Company, or the fact that the Employment is terminating in connection therewith, except to the extent the Group Companies were required to do so by applicable securities law or regulation, including, without limitation, as may be required by the Securities and Exchange Commission. 6.6 Nothing in this Agreement shall prevent the Employee from: DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

10 EPID-#4412589-v3 (a) making a protected disclosure under section 43A of the Employment Rights Act 1996; (b) making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; or (c) co-operating with any law enforcement agency regarding a criminal investigation or prosecution; or (d) co-operating with any legal or regulatory process to which they are obliged to provide information or assistance; or (e) disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from the Employment or its termination; or (f) making any other disclosure as required by law. 6.7 The Parties are permitted to make a disclosure or comment that would otherwise be prohibited by clause 6 if, where necessary and appropriate: (a) in the case of the Employee it is made to: (i) any person who owes a duty of confidentiality to the Employee (which the Employee agrees not to waive) in respect of information which the Employee discloses to them including professional advisers, (legal or tax advisers), or persons providing the Employee with medical, therapeutic, counselling or support services; or (ii) spouse, civil partner or partner or immediate family, provided that they agree to keep the information confidential; or (iii) relevant tax authorities, and otherwise as may be required to be disclosed by law or regulatory authorities or as ordered by a court of competent jurisdiction; (b) in the case of the Company it is made to: (i) the Company’s officers, employees or workers provided that they agree to keep the information confidential; (ii) any person who owes a duty of confidentiality to the Company (which the Company agrees not to waive) in respect of information which the Company discloses to them, including legal, tax, compliance or other professional advisers, or (iii) any Group Company is required to disclose this Agreement, or the terms and conditions of this Agreement, pursuant to applicable securities laws or regulations, DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

11 EPID-#4412589-v3 including, without limitation, as may be required by the Securities and Exchange Commission; and, except with respect to clause 6.7(b)(iii) they require that anyone to whom such disclosure is made keeps the matter confidential. 7 Confidential Information, intellectual property and covenants Confidential Information 7.1 In consideration for a payment of £100, and without prejudice to their common law duties and those set out in the Employment Contract and in the EIPIA, the Employee undertakes not at any time after the Termination Date: (a) to divulge any trade secrets or Confidential Information to any person; (b) to commercially make use of, for their own benefit or purposes or for the benefit or purpose of any other person, firm, corporation, company, association or business entity, any trade secrets or Confidential Information; and (c) to make or use any copies of any trade secrets or Confidential Information. 7.2 The restrictions in clause 7.1 are subject to clause 6.6 and do not apply to any Confidential Information which is in or comes into the public domain other than through the Employee’s unauthorised disclosure. 7.3 The Employee acknowledges that the EIPIA shall remain in full force and effect notwithstanding the termination of the Employment. Intellectual property 7.4 In consideration for a payment of £100, the Employee agrees to hold all intellectual property which the Employee has made, discovered or participated in the making or discovery of during the Employment on trust for the Company and will do everything necessary or desirable at the Company’s expense to vest such intellectual property fully in the Company or relevant Group Company and / or to secure patent or their appropriate forms of protection for the intellectual property. The Employee hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which the Employee has in any intellectual property which the Employee has made, discovered or participated in the making or discovery of during the Employment. For the purposes of this clause, intellectual property shall include all intellectual property or industrial rights of any description anywhere in the world including, without limitation to the foregoing generality, any patents, letters patent, trade marks, domain names, registered or unregistered designs, utility models, copyrights (including, without DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

12 EPID-#4412589-v3 limitation to the foregoing generality, design copyrights and rights in computer software, object and source code), rights in the nature of copyright, data base rights, semi-conductor topography rights, rights in and to goodwill, business names, brand names, produce names or logos, moral rights, discoveries, creations, inventions or improvements upon or additions to an invention, confidential information (including without limitation materials, generic materials, animations, business opportunities, forecasts, proposals, documentation, work-plans, specifications, studies, reports, formulae, processes, designs, photographs, drawings, specifications and samples), know-how and any research effort relating to any of the above mentioned and any analogous or similar rights in any jurisdiction (whether any such rights referred to in this clause are registered, unregistered, registerable or not and any applications or rights to apply for registration of any of them, together with any registered rights resulting from such applications or rights to apply for registration). Post-termination of employment restrictive covenants 7.5 The Employee acknowledges that any post-termination of employment restrictive covenants and other continuing obligations in the Employment Contract or any other agreement executed by Employee during his employment tenure shall remain in full force and effect notwithstanding the termination of the Employment. 8 Company property 8.1 The Employee represents and confirms that they will, at any time on demand, and have in any event prior to the Termination Date, return or returned to the Company without modification all property belonging to the Company or any Group Company in satisfactory condition which is in their possession, custody or under their control, including but not limited to keys, security pass, credit or charge cards, equipment, blackberry or other device, laptop and printer, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Group Companies 8.2 Notwithstanding the foregoing, the Employee warrants that they shall not following the Termination Date (or such earlier date on which the Company required the Employee to return property pursuant to clause 8.1) retain any copies and that by and from (as applicable) such date they will have deleted irretrievably from any non-Company devices and shall not retain, shall have no access to and shall not hold any documents, software, disks including all back up disks, and copies thereof or other media (including such systems (including “cloud” storage systems) and data storage services provided by third parties) which contain confidential and/or proprietary information in relation to the business of the Company and/or any Group Company and/or any of their customers, suppliers or other business/trading partners and which belong to the Company and/or any Group Company including, but not limited to, all product information, technical information, legal information, financial information, customer and supplier data base information, DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

13 EPID-#4412589-v3 company marketing, promotional and sales lead information and information containing details of relating to the requirements of customers, suppliers and/or business/trading partners. 8.3 If, after the Termination Date (or such earlier date on which the Company required the Employee to return property pursuant to clause 8.1), the Employee discovers that, notwithstanding the terms of this clause 8, they do retain any property, they will return it forthwith. 8.4 In addition the Employee will provide the Company with all necessary information and access as will allow such person as the Company may determine to access any computer equipment owned by the Employee, Company or any Group Company and used by the Employee to enable any Group Company to verify, and if necessary take steps to ensure compliance with this clause 8. 9 Reference Provided nothing comes to light after that date of this Agreement which would reasonably alter the Company’s opinion of the Employee, upon receipt of a written request, it is Company practice to give factual information only, including dates of employment and position held. Reference requests should be directed to People Operations via: MyHR@bakerhughes.com. No other employees should be approached to provide a reference on behalf of the Company. 10 Breach of Agreement and compensation payable to the Employee 10.1 The Employee acknowledges that the Company has agreed the terms of this Agreement in reliance on the representations and warranties in this Agreement (including without limitation those set out in clauses 6 and 13) and agrees that if, having entered into this Agreement, the Employee: (a) breaches any of the representations or warranties; and/or (b) brings any proceedings (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling within the definition of a “qualifying disclosure” within section 43B of the Employment Rights Act 1996) relating to the Employment, the Employment Contract, or their termination against the Company, any Group Company or its or their officers, trustees, directors, shareholders, employees or agents; and/or (c) is awarded any compensation or damages by an employment tribunal or civil court, then, without prejudice to any other remedies that the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents may have, the Employee hereby undertakes to indemnify and hold harmless the Company and each Group Company and its or their officers, trustees, directors, shareholders, employees or agents and to keep it and them indemnified fully at all times against all claims, demands, actions, proceedings, damages, losses, costs (including without limitation legal costs) and/or liabilities which are made or brought DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

14 EPID-#4412589-v3 against or incurred or suffered by the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents in consequence of, or which are attributable to, a default by the Employee as set out in this clause 10.1, together with all costs (legal or otherwise) and expenses incurred by the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents in seeking to enforce the provisions of this indemnity against the Employee. 10.2 The Employee further agrees, and without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if in breach of this Agreement, that if the Employee institutes or continues any proceedings against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents relating to the Employment, the Employment Contract or its or their termination or their directorships or their termination against the Company, any Group Company or its or their officers, trustees, directors, shareholders, employees or agents (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling with the definition of a “qualifying disclosure” within section 43B Employment Rights Act 1996) and if any award is made to the Employee in respect of such proceedings (the Award) that: (a) If the net value of the Award (after any deductions required by law are made, except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (Net Award) is less than the total value of the Payments and benefits set out in clauses 3 and 4 (after any deductions required by law are made, except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (Net Severance Payment), then at the Company’s sole election the Employee shall repay to the Company a sum equal to the Net Award and such sum shall be recoverable as a debt or the amount will be set off against and reduce the Net Award to zero; and (b) If the Net Award is more than the Net Severance Payment then, at the Company’s sole election, the entire Net Severance payment shall be immediately repayable by the Employee to the Company and shall be recoverable as a debt. 10.3 Without prejudice to the generality of clauses 10.1 and 10.2: (a) the Employee further acknowledges that the Company is entering into the obligations at clauses 3.1(c)(iii), Error! Reference source not found. and 4.1(c)(iii) (regarding the 2022 RSUs and/or RSU Payment, the Further Severance Payment and the Benefits Payment) in reliance on the Employee’s strict adherence to the confidentiality obligations which they accept by entering into this Agreement (in particular those set out in clause 6), which the Company considers to be key and material obligations; and DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

15 EPID-#4412589-v3 (b) the Employee therefore agrees that if the Employee breaches any such obligations, then, without prejudice to any other remedies that the Company or any Group Company may have: (i) the Company shall be under no obligation to provide or make the relevant benefits and payments; and (ii) if the relevant benefits or payments have provided or made, at the Company’s sole election, the Employee shall be required to repay to the Company immediately on demand a sum equal to the Net Further Severance Payment and such sum shall be recoverable as a debt. 10.4 In addition, the Employee recognises that in the circumstances described in clause 10.1 and 10.3 the Company will no longer be bound by its obligations under clauses 3 (Share entitlements and Bonus), 4 (Payments), 6 (Secrecy), 9 (Reference) and 11 (Legal expenses). 11 Legal expenses 11.1 The Company shall on the production of a valid VAT invoice addressed to the Employee but marked payable by the Company pay to the Employee’s solicitors, up to a maximum sum of £500 plus VAT in respect of the Employee’s legal expenses to the extent these are incurred in connection with the termination of the Employment and/or relate exclusively to the negotiation and preparation of this Agreement and the Reaffirmation Letter. These costs will be paid by the Company following receipt of a properly addressed invoice. The Employee warrants that such legal costs were incurred solely in relation to the termination of the Employment and the preparation of the Agreement and the Reaffirmation Letter. 12 Settlement of claims 12.1 The Employee acknowledges that they have carefully considered the facts and circumstances relating to the Employment, the Employment Contract, any directorships and offices, and its and their termination, and agrees that they will not institute any proceedings or complaints before an employment tribunal or court arising out of or in connection with the Employment or the Employment Contract or their termination in respect of any of the claims set out in Schedule 1 to this Agreement and will not assist or encourage any third party to bring any similar claims or proceedings. 12.2 The Employee confirms that they are not aware of having any claim for personal injury against the Company or any Group Company at the date of this Agreement. 12.3 Without prejudice to the Employee’s rights to bring any claims in respect of the Excluded Claims, the Employee agrees that in consideration of the Payments and other payments and benefits provided to the Employee pursuant to the terms of this Agreement, the terms of this Agreement DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

16 EPID-#4412589-v3 are in full and final settlement of all claims, costs, expenses and causes of action of any kind and which are hereby waived, including but not limited to: (a) the claims set out in Schedule 1; and (b) any other claims whether at common law, under statute, equity under contract or otherwise and in any jurisdiction in the world, which they may have against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents arising out of or connected with the Employment, the Employment Contract, any directorships and offices, and its and their termination (excepting the Excluded Claims), whether such claims are or could be known to the parties and whether or not they are or could be in contemplation of the parties at the date of this Agreement in any jurisdiction. 12.4 The Employee agrees not to make any subject access request pursuant to the Data Protection Legislation and/or submit any grievances in relation to the Employment, the Employment Contract or their termination and not to submit an appeal with regard to the termination of the Employment. The Employee agrees that any data subject access request, grievances or appeals the Employee may have in relation to the Employment, the Employment Contract or their termination and all claims that may arise from or in relation to such grievances and/or appeals shall be settled conclusively by the terms of this Agreement. 13 Warranty 13.1 The Employee represents, warrants and undertakes that: (a) before entering into this Agreement they have received advice from a “relevant independent adviser” (the Adviser) (for the purposes of the legislation specified in clause 14) as to the terms and effect of this Agreement (and in particular its effect on the Employee’s ability to pursue their rights before an employment tribunal, including the claims specified in Schedule 1) and that they will procure that the Adviser forthwith provides a certificate in the form of Schedule 2 (the Certificate) and that in such Schedule the name and other relevant details of the Adviser are correctly set out; (b) the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in place a policy of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice; (c) before receiving the advice that they have disclosed to the Adviser all facts and issues which may give rise to a claim against the Company, or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents (whether past or present); DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

17 EPID-#4412589-v3 (d) the claims and prospective proceedings listed at clause 12.3 and Schedule 1 are all of the claims and prospective proceedings that the Employee has against the Company, any Group Company or their, officers, trustees, directors, shareholders, employees or agents arising out of or in connection with the Employment, the Employment Contract, any directorships and offices, or its or their termination, and that the Employee is not aware of any other claim, whether statutory or not, that they may have against the Company or any Group Company or any of its or their officers, trustees, directors, shareholders, employees or agents and is not aware of any facts or circumstances which may give rise to any such claim; (e) as of the date of this Agreement the Employee has not commenced employment and has not received either orally or in writing or accepted or agreed to accept any offer of employment from a third party and does not have an immediate expectation of receiving such an offer. The expression “employment” for the purpose of this clause includes a contract of service, a contract for services or a partnership. In the event that the Employee is offered employment, consultancy or other business activities the Employee will show such person making the offer a copy of the restrictions in the Employment Contract; (f) as at the date of this Agreement, there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employment which would entitle (or would have entitled) the Company to terminate the Employment without notice or payment in lieu of notice and any payment to the Employee pursuant to this Agreement is conditional upon this being so. Furthermore, in the event that the Company after the date of this Agreement becomes aware that the Company has or had grounds to terminate the Employment without notice in accordance with the Employment Contract or summarily in response to a breach of contract by the Employee, then in addition to any other remedies which the Company may have, the Net Severance Payment will immediately become repayable by the Employee as a debt to the Company. To the extent that at any time after the Employee has made a repayment in accordance with this clause they receive a refund for any tax and/or social security contributions paid in respect of the in respect of the Payments or any other payment or benefit provided to the Employee pursuant to the terms of this Agreement the Employee agrees to immediately pay an amount equal to such refunded tax and/or social security contributions to the Company; (g) as at the date of this Agreement, the Employee is not aware of any matters relating to the Employment which, if disclosed to the Company, might impact the Company’s decision to enter into this Agreement; (h) save in respect of the payments and benefits payable under this Agreement, the Employee is not owed any sum by the Company or any Group Company (including without limitation DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

18 EPID-#4412589-v3 in respect of bonus, commission, profit-sharing or other incentive payment) and they have no claim for or entitlement to any allocation of shares, options, or any similar entitlements (including without limitation under the LTIP and/or in relation to performance stock unit award(s)); (i) the Employee will provide such assistance as shall be required by the Company and any Group Company in the performance of such tasks necessary to ensure an orderly handover of duties to such person or persons as the Company may nominate; (j) the Employee will on the request of the Company or any Group Company, fully cooperate with, and assist, it or them in any existing or future threatened or actual litigation of any nature whatsoever concerning the Company or any Group Company where they have in their possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, providing documents, meeting with the legal and other professional advisers and attending any legal hearing, giving evidence in person on behalf of the Company or any Group Company and responding to subpoenas and witness summons). Such cooperation and assistance will also be given in any existing or future internal investigation or any regulatory investigation, action or proceedings, and otherwise in response to requests for information related to the Employment. The Company or the relevant Group Company shall reimburse the Employee for reasonable out of pocket expenses and any reasonable loss of earnings properly incurred by them in giving such assistance provided that all such sums are approved in advance by the Company in writing and subject to the Employee providing such receipts or other evidence as the Company may require in respect of those sums and taking such steps as are reasonable to mitigate their loss of earnings; (k) the Employee will not provide any current or former employee, worker or contractor of the Company or any Group Company with any assistance in any current or future legal proceedings brought against the Company or any Group Company unless such assistance is for the purposes set out in clause 6.6 or required by law or otherwise ordered by a court or tribunal; (l) the Employee has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with the Employment, the Employment Contract, any directorships and offices, or its or their termination, and the Employee undertakes that neither they nor anyone acting on their behalf will present such an application or claim; DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

19 EPID-#4412589-v3 (m) the Employee has not notified a claim to ACAS for early conciliation and will not act on the basis of any early conciliation certificate already issued by ACAS, and neither the Employee nor anyone acting on their behalf will notify such a claim to ACAS; (n) they are not aware of any matter which would fall within the definition of a “qualifying disclosure” within S43B of the Employment Rights Act 1996” or, if not falling within the definition of a “qualifying disclosure” would result in a complaint by the Employee to any regulatory body; and (o) in the event that this Agreement for any reason is not effective in any other jurisdiction in compromising or settling any claim which the Employee may have in such other jurisdiction(s) arising from the Employment or its termination, the Employee will take such steps and execute such documents as the Company requests to effect a binding settlement and compromise of all such claims. 13.2 The waiver in clause 12.3 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have claims in their express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity). 13.3 The Employee acknowledges that the Company acted in reliance on these warranties in this Agreement (including without limitation those set out in clauses 6 and 13) when entering into this Agreement and payment of the Payments and the provisions of any other sums or benefits pursuant to this Agreement is subject to and conditional upon such warranties being true and accurate. 14 Compliance with Legislation 14.1 The conditions regulating settlement agreements contained in: (a) section 203(3) Employment Rights Act 1996; (b) section 147(3) Equality Act 2010; (c) section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970); (d) section 72(4A) Race Relations Act 1976; (e) section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992; (f) schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995; DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

20 EPID-#4412589-v3 (g) regulation 35(3) of the Working Time Regulations 1998; (h) section 49(4) of the National Minimum Wage Act 1998; (i) regulation 41(4) Transnational Information and Consultation of Employee Regulations 1999; (j) regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; (k) regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; (l) schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003; (m) schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003; (n) regulation 40(4) Information and Consultation of Employees Regulations 2004; (o) paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; (p) schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006; (q) Regulation 62 the Companies (Cross-Border Mergers) Regulations 2007; and (r) section 58 Pensions Act 2008 are intended to be and have been satisfied. 15 Reaffirmation 15.1 The Employee shall: (a) on or shortly after the Termination Date, sign and date the Reaffirmation Letter; and (b) on or shortly after the Termination Date, ensure that the Adviser (or another relevant independent adviser for the purposes of the legislation specified in clause 14) signs and dates the Reaffirmation Certificate; and (c) ensure that both the signed and dated Reaffirmation Letter and Reaffirmation Certificate referred to above are returned to the Company’s Representative within 5 days of the Termination Date. 15.2 The Company’s obligations under this Agreement are conditional on the Employee’s compliance in full with the obligations set out in clause 15.1. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

21 EPID-#4412589-v3 16 Miscellaneous 16.1 This Agreement may be executed in any number of counterparts, each of which when executed, shall be an original, and all counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart by facsimile transmission or by electronic mail on Adobe TM Portable Document Format (PDF) or by electronic signature using an e signing platform shall take effect as delivery of an executed counterpart of the Agreement. 16.2 The parties confirm that they consider the provisions of this Agreement to be valid, reasonable and enforceable. However, without prejudice to the above, the parties acknowledge and agree that various provisions and sub-provisions in this Agreement are severable and that if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub provisions of this Agreement or parts thereof. 16.3 The failure to exercise or delay in exercising a right or remedy provided by the Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. 16.4 A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement. 16.5 A waiver of a breach of any of the terms of this Agreement or of a default under this agreement will not prevent a party from subsequently requiring compliance with the waived obligation. 16.6 The rights and remedies provided by this Agreement are cumulative and (subject to as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law. 16.7 This Agreement and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English Law. The parties hereby submit to the jurisdiction of the English courts. 16.8 Subject to any provision which specifically refers to a Group Company or any officer, trustee, director, shareholder, employee or agent of the Company or any Group Company and which is intended to confer benefits on any such Group Company, officer, trustee, director, shareholder, employee or agent no term of this Agreement is enforceable by a person who is not party to it. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing by the parties or this Agreement may be rescinded (in each case) without the consent of any third party. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

22 EPID-#4412589-v3 17 Whole agreement 17.1 This Agreement and the Reaffirmation Letter (together with the relevant provisions of any document referred to in this Agreement or the Reaffirmation Letter) set out the entire agreement between the parties and supersede all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing. As set out in the letter and appendix from NAME of the Company to the Employee of DATE …” 17.2 If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written statement to the contrary, be treated as an open and binding agreement. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9

23 EPID-#4412589-v3 IN WITNESS whereof this Agreement has been executed the day and year first above written SIGNED for and on behalf of BAKER HUGHES ENERGY TECHNOLOGY UK LTD by Shane O’neill, an authorised representative ____________________ Signature of authorised representative dated Witnessed by ……………………………………… (name) ………………………………………………………. (signature) ………………………………………………………. (address) ……………………………………………………….. SIGNED by NEIL SAUNDERS dated Witnessed by ……………………………………… (name) ………………………………………………………. (signature) ………………………………………………………. (address) ……………………………………………………….. DocuSign Envelope ID: 8BD10C9B-31C2-4399-8F4C-E246F24876B9 /s/ Shane O'Neill 12/21/2022 12/21/2022 /s/ Julie Thom Baker Hughes Ltd /s/ Neil Saunders 21-12-2022 /s/ Frank O'Reilly Frank O'Reilly Portlethen